UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4


                                  OMB APPROVAL
                              OMB Number: 3235-0287
                           Expires: September 30, 1998
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Last, First, Middle: Paribas(1)
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     Street:  Equitable Tower - 787 7th Avenue
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     City, State, Zip:  New York, New York  10019
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2. Issuer Name and Ticker or Trading Symbol

     Staff Leasing Co. (STFF)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     June 1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4, and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (Month/Day/Year)         Code     V                                 (D)
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(1)
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(2)
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(3)
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      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
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(1)
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(2)
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(3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      (A)             (D)            cisable       Date
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(1) Warrants (right      $7.24           6/26/98       J*                             176,174        6/30/97       3/31/01
    to buy)
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Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
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                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership
                          ----------------                                        Derivative       Form of         11.
1.                                          Amount              8.                Securities       Derivative      Nature of
Title of                                    or                  Price of          Beneficially     Security:       Indirect
Derivative                                  Number              Derivative        Owned            Direct (D)      Beneficial
Security                                    of                  Security          at End of Month  or Indirect     Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr. 4)       (I) (Instr. 4)  (Instr. 4)
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(1) Warrants (right       Common            176,174              *                998,370           I               Owned directly
    to buy)                                                                                                        by Paribas
                                                                                                                   Principal Inc.
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Explanation of Responses:

1. Paribas is a subsidiary of Compagnie Financiere de Paribas, a diversified holding company organized under the laws of the Republic of France. The operating subsidiaries of Compagnie Financiere de Paribas engage in a wide variety of banking, financial services, manufacturing, trading, development and related activities. Paribas Principal Incorporated is a subsidiary of Paribas.

* Transactions so indicated represent vesting of securities for the benefit of certain employees of Paribas pursuant to compensation arrangements between Paribas and such employees.

/s/Gary Binning                                          11/10/98
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     ***Signature of Reporting Person                             Date
Title:  Vice President and Secretary


*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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